FOR IMMEDIATE RELEASE
ADVANCED EMISSIONS SOLUTIONS PROVIDES REFINED COAL UPDATE

•	CCS finalizes lease with new RC investor

•	ADES sells its share of RCM6 to an existing RC investor

HIGHLANDS RANCH, Colorado, March 7, 2016 - Advanced Emissions Solutions, Inc. (the “Company”) today announced Clean Coal Solutions, LLC (“CCS”), a joint venture among the Company’s wholly-owned subsidiary ADA-ES, Inc., an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc., has leased an additional Refined Coal (“RC”) facility to a new RC investor. The RC facility is located at a coal plant that has historically burned approximately 2 million tons of coal per year1.
Separately, the Company, through its wholly-owned subsidiary ADA-RCM6, has finalized the sale of its 24.95% share of RCM6, LLC, which owns a refined coal facility, to one of the other owners. As part of the transaction, ADES received $1.8 million in cash and the Company will have no further obligations related to ADA-RCM6, LLC’s outstanding note payable to CCS or capital calls and variable payments under the RCM6, LLC limited liability company agreement.
L. Heath Sampson, President and CEO of ADES said, “We are excited to be able to announce the finalization of these transactions. Both transactions broaden our customer base and we look forward to working with these RC investors in the future and building on this momentum to secure RC investors for our remaining RC facilities.”

1Per US Energy Information Administration - 12 month period ended November, 2015.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our ability to secure additional RC investors for the remaining RC facilities and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to changes in laws, regulations and IRS interpretations or guidance; economic conditions and market demand; failure of the RC facilities to produce coal that qualifies for tax credits; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; seasonality and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison
Vice President, Strategic Initiatives and Investor Relations
(720) 598-3504
graham.mattison@adaes.com